EXHIBIT 1

CONTROLLED ENTITIES

NAME OF CONTROLLED ENTITY	JURISDICTION OF ENTITY	CATEGORY
Novacap TMT IV, L.P.	Québec, Canada	PN
Novacap International TMT IV, L.P.	Québec, Canada	PN
NVC TMT IV, L.P.	Québec, Canada	PN
Novacap TMT V, L.P.	Québec, Canada	PN
Novacap International TMT V, L.P.	Québec, Canada	PN
Novacap TMT V-A, L.P.	Québec, Canada	PN
NVC TMT V, L.P.	Québec, Canada	PN
NVC TMT V-A, L.P.	Québec, Canada	PN
Novacap TMT V Co-Investment (Nuvei), L.P.	Québec, Canada	PN